                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only [as permitted by Rule 14z-6(e)(2)]
[ ] Definitive Proxy Statement
[x] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                       APPLIED CELLULAR TECHNOLOGY, INC.
                (name of Registrant as Specified In Its Charter)

                                       --
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a6(i)(1), 14a6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant Exchange Act Rule
14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)  Title of each class of securities to which transaction applies:
      2)  Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      4)  Proposed maximum aggregate value of transaction:
      5)  Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:
      2)  Form, Schedule or Registration Statement No.:
      3)  Filing Party:
      4)  Date Filed:



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                           APPLIED CELLULAR
                           TECHNOLOGY, INC.

                          1995 ANNUAL REPORT

This year's annual report follows a streamlined format to give you an
informative, concise picture of the Company's activities.   Except for the
basic figures, the usually lengthy financials have been moved to the back of the enclosed proxy statement.

1995 Financial Highlights
                                          1995                    1994
Revenues                              $2,335,999                $322,769
Net income                              $167,374               $(482,454)
Net income per share                        $.09                  $(0.82)
Net income percent revenue                     7                    (149)

<F*>Complete audited financial statements and the Report of Independent Public
Accountants are included in the proxy statement.

Contents

Letter to the Shareholders
The Business
Subsidiaries
Acquisitions
Directors and Executive Officers
Shareholder Information


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

                            APPLIED CELLULAR
                            ----------------
                                  technology

Dear Shareholder:

The year 1995 marked a year of continued successes for your Company. Sales increased to $2.3 million versus $322,769 for the year ended 1994. Net income increased to $167,374 or $0.09 per share versus a loss of $(482,454)
or $(0.82) for the year ended 1994.   This positive earnings momentum was
achieved even though the Company made a one time adjustment to earnings of $164,832 or $0.09 per share in association with the Company's $1.7 million writedown of our 29% minority equity investment in Cadkey, Inc., and the restatement of the Cadkey investment from the equity method to the cost method, which reduced net income as originally reported, by $86,868.

Fourth quarter results represented over a 50% contribution to revenues for the year, primarily as a result of the Company's aggressive acquisition
programs in the third quarter.   On a comparable basis, total revenues for
the year increased by over 620%, and operating earnings increased to $168,574 from $(480,145) for the year 1994.

With the realization that complacency only spawns mediocrity, the Company will maintain a solid focus on additional acquisitions and increasing market
share in markets with exceptional growth opportunities.   In doing so, we
believe that, as shareholders of Applied Cellular Technology, Inc., you will continue to benefit from exceptional operating performance and earnings growth in 1996 and beyond.

I want to thank our employees, our valued customers, all those who supply the services and products we require for our operations, our Board of Directors, and most importantly, you, our Shareholders, for your support and loyalty.

                                          Very truly yours,

                                          /s/ Richard J. Sullivan

                                          Richard J. Sullivan, CEO
                                          Chairman of the Board of Directors

P.O. BOX 2067 * James River Professional Center * Suite 2 * Nixa, MO 65714
                 TEL 417.725.9888        FAX 417.725.5350


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

The Business. The Company is a software development and services company which integrates the technologies of Client-Server Computing; Object Oriented Programming; Automated Data Collection Systems and communications systems using radio frequency data networks and various other asynchronous and synchronous protocols.

The Company offers custom-tailored software and hardware systems for manufacturers, wholesalers and distributors with vehicle-based sales. The applications offered automate various aspects of these businesses, including order processing, inventory control, accounting, work-in-process control,
quality management and sales management.   The Company operates as a
value-added reseller for several different manufacturers of computers, data collection equipment and printers. The Company integrates this hardware with
custom-tailored software, specific for the customer's needs.   The software
may be based on an existing application from a third party or may be entirely
proprietary to the Company.   As a distributor, the Company's hardware sales
comprised 31.81% of total revenue for the year ended December 31, 1994 and 54.84% of total revenue for the fiscal year ended December 31, 1995.

Since May, 1993, the focus of the Company's business operations has been the marketing and sales of emerging cellular data technology hardware and vertically-focused, proprietary software.

For the fiscal year ended December 31, 1994, the Company principally received revenue from programming services ($184,335), the sale of hardware products ($102,661) software licensing revenue ($29,582) and other revenue ($6,191). For the fiscal year ended December 31, 1995, the Company principally received revenue from programming services ($442,874), the sale of hardware products ($1,281,101) software licensing revenue ($151,229), packaged software sales ($417,600) and other revenue ($43,195).

Subsidiaries. In November 1994, the Company formed a subsidiary, Kedwell International, Inc., and capitalized it by issuing 180,000 common shares of
the Company's $.001 par value common stock.   The name of the subsidiary was
changed to Tech Tools, Inc. on April, 1995.   The subsidiary purchased
software in exchange for the 180,000 common shares of the Company and 120,000 redeemable Class E Warrants which were exercisable to acquire one common share of the Company at the price of $7.50 per common share or one redeemable Class A Convertible Preferred Share of the subsidiary, or if the subsidiary becomes a public company, into an amount equal to 40% of its total
outstanding common shares.   The subsidiary's redeemable Class A Convertible
Preferred was to have paid a cumulative dividend compounded annually of 8% of
the aggregate value of $600,000.   The Class A Convertible Preferred would
have had cash redemption rights five years after issuance at the option of
the holder.   The redemption price shall be $5.00 per preferred share.
These Class E Warrants were exercised in August, 1995 into 120,000 common
shares of the Company.   The value for the purchased software was determined
by the market price at acquisition of the shares given up less a 50% discount
given to the shares due to the limited market for these shares.   The
warrants were given no value because the exercise price significantly exceeded the fair value of the underlying common shares.

On December 22, 1994, the Company acquired 570,712 shares of Cadkey, Inc., a software technology company from an unaffiliated individual, in exchange for 456,570 shares of its common stock, resulting in a 29% investment in Cadkey, Inc. The purchase price was determined by the current market price at acquisition of the shares given up less


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

a 50% discount given to the shares due to the limited market for these shares. The remaining 71% of Cadkey common shares are owned by the founders (18.5%) who are unaffiliated with the Company and 25 other unaffiliated individuals or entities.

During April, 1995, the Company formed a subsidiary, Applied Cellular
Technology Financial Corp., a Delaware corporation.   The subsidiary was
formed to hold a note receivable from Cadkey, Inc. The Company purchased a $1,000,000 note receivable in exchange for 200,000 common shares at a market price of $5.00, with a 50% discount due to the limited market of the shares, bringing the value down to $2.50 per share issued.

On August 9, 1995, the Company issued 124,066 shares of its common stock at $5.50 per share to two shareholders in exchange for an amount of common shares equal to 80% of the total outstanding common shares of Atlantic Systems ("Atlantic"). The investment was recorded based on the $5.50 per share market price less a 50% discount due to the limited market of these shares. Atlantic develops and manufactures software and hardware systems for
the retail industry.   Its major vertical market is retail liquor stores and
its secondary market is gift shops.   Atlantic currently market in New
Jersey, where it has a 15% market share in the liquor stores with smaller shares in New York, Connecticut and Massachusetts. The Company intends to expand Atlantic's activities nationally either through the acquisition of similar companies to be absorbed into Atlantic beginning in the key markets of Atlanta, Chicago, Dallas and Los Angeles, or simply by adding marketing personnel.

On September 6, 1995, the Company issued 102,160 shares of its common stock at $8.94 per share to two shareholders in exchange for an 80% investment in
Elite Computer Services, Inc. ("Elite")   The investment was recorded based
on the $8.94f per share market price less a 50% discount due to the limited market of these shares. Elite's main business is the purchase of mainframe
computers which are then stripped and the parts sold.   Elite's facilities
consist of 5,000 square feet of office and assembly space and are located in Randolph, New Jersey. Elite is obligated under a five year lease that expires May, 1996. The total lease commitment as of December 31, 1995 is $28,125.

Acquisitions.   A major part of the Company's plan of operations is to
acquire businesses within similar industries that have a history of
profitable operations.   These acquired companies may have working capital
needs which may have a negative effect on the cash flow of the Company. When acquiring only certain assets of a Company, there is a risk that important vendors may be overlooked or eliminated. Also, unknown obligations may exist
as well as litigation risks that may not have been disclosed.   The Company
will attempt to retain current management to minimize the risks
Additionally, there can be no assurance that an acquired company will continue to have profitable operations.

The Company shall acquire the targeted companies as subsidiaries of the
Company.   Subsidiaries which compliment each other shall be integrated
together or integrated into the Company.   The Company shall initially run
the targeted companies without integration into other subsidiaries or itself, however, if there is a real compatibility with product or services of two owned entities of the Company, the Company shall evaluate possible integration.

On August 4, 1995, the Company, acquired certain assets of Baler Software Corporation ("Baler") in exchange for the payment of debt of $14,000, and the issuance of 88,009 shares of the Company's common stock at $5-1/8 to creditors and the issuance of 25,000 shares of the Company's common stock at $5-1/8 to one shareholder. The value for these shares was determined based on a 50% discount given to the market price of $5-1/8, due


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
to the limited market for these shares, giving them a value of $2.56 per share. Baler was acquired and absorbed into the current operations of the Company's
subsidiary, TechTools, Inc.   One Baler technical support employee was
transferred into TechTools, Inc. operations.   Founded in 1988, Baler
invented the spreadsheet compiler.  Its product line compliments the current
DataBoss family of software development tools.   TechTools, Inc. intends to
market the Baler products through retail distributors, direct mail catalogs and through direct sales to corporation.

On February 8, 1996, the Company's subsidiary, Atlantic purchased certain assets relating to proprietary retail software and customer lists of Quality Solutions, Inc.

On March 7, 1996, the Company entered into an agreement to acquire Burling
Instruments, Inc. of Chatham, New Jersey ("Burling").    The Company will
purchase 80% of the outstanding common shares of Burling with the Company's preferred stock, par value $10.00 with an 8% annual dividend (pending the Company's shareholder approval of an increase in and change of terms of its preferred stock.) Burling is a sixty year old company which manufactures digital and analog temperature control devices for home and industry use.

Directors and Executive Officers.
      Richard J. Sullivan.   Mr.  Sullivan is currently Chairman of the Board
of Directors of the Company and Chief Executive Officer.   Mr. Sullivan is
currently Chairman of Great Bay Technology, Inc., an affiliate of the
Company.    Mr. Sullivan was chairman of the Board of Directors of
Consolidated Convenience Systems, Inc. in Springfield, Missouri. He is the managing General Partner of The Bay Group, a successful merger and acquisition firm in New Hampshire . Mr. Sullivan was formerly Chairman and Chief Executive Officer of Manufacturing Resources, Inc., an MRP II software company in Boston, MA, and was Chairman and CEO of Encode Technology, a Computer-Aided Manufacturing Company, in Nashua, New Hampshire.

      Garrett A. Sullivan.    Mr. Sullivan is currently President, Secretary,
Acting Chief Financial Officer and a Director of the Company.   He was  an
Executive Vice President of Envirobusiness, Inc., an environmental consulting
firm.   He was previously a partner of The Bay Group, a merger and acquisition firm in New Hampshire. Mr. Sullivan was President of Granada Hospital Group, Burlington, MA., the world's largest hospital television systems supplier.

      Daniel E. Penni.   Mr. Penni is currently a Director of the Company.
Mr. Penni has been involved in the financing of several start up companies in
the past five years on a financial consultant basis.   Mr. Penni has been
involved in the insurance business in many sales and administrative roles.
He was previously President of The Boston Insurance Center, Inc., an
insurance company.   Mr. Penni was founder and President of BIC Equities,
Inc., a broker/dealer registered with the NASD.

Management's Discussion and Analysis of Financial Condition.
      Trends and Uncertainties. The Company has tried to eliminate the major variables of interest rates and operating expense. However, as the Company has little or no control as to the demand for its products and services, inflation and changing prices could have a material effect on the future profitability of the Company.


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

      Capital Resources and Source of Liquidity.  The Company currently has
no material commitments for capital expenditures.   The Company currently has
a negative cash flow from investing activities, however, the Company has positive cash flow from operating and financing activities which is sufficient to cover the Company's working capital needs on a short-term basis.

The Company registered outstanding Common Shares and Class A, B and C
Warrants on behalf of selling securityholders.   To date, the Company
received a total of $943,046 from the exercise of its Class A Warrants and
$67,500 from the exercise of its Class C Warrants.   These proceeds shall be
used to increase operations, to develop new products and for working capital.

For the year ended December 31, 1995, the Company had a decrease in notes
receivable - shareholder of $108,437.   Payments were received on the note
receivable from Cadkey, Inc. of $240,632. The Company had an increase in other assets of $107,958. Payments for equipment, computer software and
leasehold improvements were made in the amount of $40,199.   The Company had
payments for costs of 80% acquisitions (net of cash balances acquired) of $183,208 and had payments for costs of the acquisitions of $119,355. The Company made payments on its notes payable - officers of $86,849. Net cash used in investing activities for the year ended December 31, 1995 was $100,793.

For the year ended December 31, 1994, the Company experienced an increase in
deposits of $450.   However, an officer of the Company repaid $2,832 of the
principal and interest due on a loan received from the Company.    The
Company loaned Great Bay Technology, Inc., an affiliated company an additional $90,058 so that the affiliate could pursue negotiations on acquisitions which may eventually be assigned to the Company. Payments for equipment and computer software were made in the amount of $14,923. Net cash used in investing activities for the year ended December 31, 1994 was $102,559.

The Company had an agreement with a bank for a line of credit of up to
$150,000.   The agreement calls for interest to be charged at 8% and is
secured by an officer's personal property.   The line of credit expired on
July 6, 1995 and the Company decided not to renew said line of credit. The Company had an outstanding balance of $137,047 and $0.00 at December 31, 1994 and December 31, 1995, respectively. For the year ended December 31, 1995, the Company paid $171,048 on all lines of credit and $15,318 on its capital lease obligation. The issuance of common stock resulted in $516,778 in additional paid-in capital. The redemption of its Class A preferred stock by Daniel E. Penni Trust resulted in a decrease in cash flow of $147,392. All of the above resulted in $96,171 net cash provided by financing activities for
the year ended December 31, 1995.   These monies were used to continue and
increase operations.

The Company did have a line of credit for Elite Computer Systems, Inc. which was acquired September 8, 1995 which was $29,999 at December 31, 1995. Subsequent to year end, the line of credit was paid off and terminated.

On a long term basis, liquidity is dependent on increased revenues from
operations, additional infusions of capital and debt financing.   The Company
believes that additional capital and debt financing in the short term will allow the Company to increase its marketing and sales efforts and thereafter
result in increased revenue and greater liquidity in the long term.   The
Company believes that its increased revenue from operations in addition to proceeds received from this offering, if any, will result in sufficient working capital and liquidity in the long term. However, there can be no assurance that the Company will be able to obtain additional equity or debt financing in the future, if at all.


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

      Plan of Operation.   The Company plans to increase its current revenues
and net earnings by two measures.   One is to use the Company's current
industry knowledge to expand sales in high-tech areas, the other is to acquire businesses within similar industries that have a history of profitable operations and are managed by skilled owners or professional managers.

The current operating divisions of the Company generated approximately $2,335,999 in revenues in the fiscal year 1995 and are projected to generate over $7,000,000 in 1996 (including ten months revenue of Burling Instruments,
Inc.)   The Company's four operating divisions are in market segments,
computer software and hardware, that are growing.   No external matters in
the industry have occurred that have effected the Company in an adverse way. The Company has not experienced any labor difficulties or any other internal impediments.

The nature of the Company's business, computer software development and distribution and the marketing of purchased computer hardware and hardware components, do not require any significant ongoing capital expenditures, only
increases in working capital.   Any proceeds utilized from the sale of the
common shares registered in this offering would be used primarily to fund the increased working capital needs of the existing affiliated companies and to
retire some existing debt.   If the registration was unsuccessful, management
would pursue lines of credit and increase the factoring arrangement (90% of receivables under 60 days) at the Company or it may pursue a private sale of
its preferred stock.   Management plans to establish a factoring arrangement
for TechTools, Inc. and a line of credit for Atlantic Systems, Inc. if required.

Additional acquisitions by the Company could increase the revenue base. Management intends to pursue a registration of 2,000,000 common shares in 1996 for the express purpose of acquiring three or four companies that would
be strategic additions to the existing core companies or divisions.   The
acquisitions are part of the Company's strategy to build a major international software, manufacturing and technology business through strategic, consolidating acquisitions. The acquisition strategy of the Company is to acquire companies at favorable prices with steady cash flows. The Company plans to increase profits through the projected gross margin objectives of 40-45% for hardware and 80-85% for software products.
Broadened product lines will allow each division to increase its customer
base, which will result in an increase in earnings.   The Company's objective
to increase profitability of each division is to continue growth through 1) acquisition of established successful business with above average expansion or growth potential 2) internal expansion of existing businesses 3) introduction of new products into existing sales channels and 4) the development of new ventures and expanded market opportunities for existing products. The investment in Cadkey has no effect on the Company's cash flow and, consequently, does not have any effect on the Company's ability to survive.

For the year ended December 31, 1995, the Company had a positive cash flow from operations of $127,440 and the preliminary estimate for 1996 indicates that the Company's performance should retain a positive cash flow and that
its cash flow needs can be met through current operations.   Management's
assessment of future performance is limited to projections based on current conditions and does not include any uncertainties which may arise. Potential investors should not attribute undue certainty to management's
assessment.   Management does not intend to furnish updated projections.

      Results of Operations.   Services, sales, fees, licensing and other
revenue increased to $2,335,999 for the year ended December 31, 1995 from $322,769 for the year ended


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

December 31, 1994 mainly due to the Company's recent acquisitions which resulted in an increase in revenue from the sale of hardware products from $102,661 to $1,281,101 for the year ended December 31, 1995 and packaged software sales of
$417,600 (received as a result of one of the recent acquisitions).   Software
licensing revenue increased from $29,582 for the year ended December 31, 1994 to $151,229 for the year ended December 31, 1995 due to its change in business focus as described above and increased operations.

Direct costs increased from $269,868 for the year ended December 31, 1994 to $1,186,213 for the year ended December 31, 1995 due to costs related mainly to hardware products ($676,838) packaged software sales ($159,388), costs of programming services ($271,174) and costs of software licensing revenue ($74,306) while operating expenses increased from $533,046 to $981,212 (mainly from an increase in administrative expenses from $421,864 to $634,376 and marketing and sales expenses from $83,326 to 346,836 for the same
periods).   This resulted in operating income of $168,574 for the year ended
December 31, 1995 compared to an operating loss of $(480,145) for the year
ended December 31, 1994.   Programming services provided 57.11% of the total
revenue for the year ended December 31, 1994 as compared to 18.96% for the year ended December 31, 1995 due to the Company's change in business focus. Direct costs comprised 83.61% of total revenue for the year ended December 31, 1994 as compared to comprising 50.78% for the same period in 1995. The decrease in the direct cost to revenue percentage is due to the Company's
change in business focus and its recent acquisitions.   The Company received
revenue of approximately $2,335,999 in fiscal year 1995 and the Company expects the revenue level will continue in the first quarter of 1996, and the Company will continue its marketing efforts to obtain increased revenues.

The Company is seeking to reduce its operating expenses while increasing its customer base and operating revenues. The Company is focusing on decreasing administrative costs, however, these amounts have increased as a result of the purchase of the software "DataBoss" in November, 1994 by the Corporation's subsidiary Tech Tools, Inc. and the other acquisitions by the Company. Additionally, increased marketing expenses will probably occur in future periods as the Company attempts to further increase its marketing and sales efforts.

      ProForma Consolidated Results of Operations.   Giving effect to the
acquisitions of Atlantic Systems, Co., Elite Computer Services, Inc. and the probable acquisition of Burling Instruments, Inc. as of January 1, 1995, proforma 1995 net revenues increased to $5,948,924 for the year ended December 31, 1995 compared to $2,335,999 for that same period if the
acquisitions had not occurred as of January 1, 1995.    Direct Costs
increased from $1,816,213 for the year ended December 31, 1995 to $3,007,048
for the year ended December 31, 1995 giving effect to the acquisitions.   As
a result, gross profit for the year ended December 31, 1995 was $1,149,786 compared to the proforma amount of $2,941,876 for the same period.
Operating expenses increased from $981,212 to $2,802,183 for the year ended
December 31, 1995 giving effect to the acquisitions.    Goodwill and Software
Amortization materially affected the operating income. The proforma reflects the eight percent dividend of $72,000 on the Burling preferred shares issued in the acquisition. Proforma net income decreased to $19,603 from $167,374.

Shareholder Information.
      Common Stock Price Ranges
The Company's common stock is traded on NASDAQ under the symbol "ACTC". As of March 31, 1996, there were approximately 903 shareholders of record of the Company's common stock.


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

The following table sets forth the range of high and low bid quotations for the Company's common stock for each quarter of the last two fiscal years, as reported by the OTC Bulletin Board and NASDAQ.

  Quarter Ended           High Bid                 Low Bid
    3/31/94                    *                       *
    6/30/94                    *                       *
    9/30/94                    *                       *
   12/31/94                  2 3/4                   2 1/2
    3/31/95                  5 1/3                   5
    6/30/95                  5 1/3                   5
    9/30/95                  9                       8 1/8
   12/31/95                  7 7/8                   3 1/4

The Company's common stock commenced trading on the over-the-counter market
on December 5, 1994.   Prior to that time, there was no market for the
securities of the Company.   The Company's common stock commenced trading on
NASDAQ in August, 1995.

      Independent Accountants

Rubin, Brown & Gornstein
230 South Bemiston
St. Louis, Missouri 63105

      Transfer Agents

Florida Atlantic Stock Transfer, Inc.
5701 North Pine Island Road
Suite 325
Tamarac, Florida 33321

      Requests for 10-KSB Annual Report

Form 10-KSB Annual Report to the Securities and Exchange Commission for the year ended December 31, 1995, is available from:

            Applied Cellular Technology, Inc.
            P.O. Box 2067
            Suite 3, James River Professional Center
            Nixa, Missouri 65714
            (417) 725-9888

      Annual Meeting of Shareholders

The Annual Meeting of Shareholders will be held Friday, August 2 , 1996 at 11 a.m., at the Branson Grand Ramada; 245 N. Wildwood; Branson, Missouri 65616.

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